Exhibit 10.1

EXECUTION COPY

Settlement Agreement

This Settlement Agreement sets forth a binding agreement between and among Senetek PLC, an English company with its principal offices at 831 Latour Court, Napa, California (“Senetek”), and Triax Aesthetics, LLC, a Delaware limited liability company with offices located at 20 Commerce Drive, Cranford New Jersey 07016 (“Triax”) for the purpose of terminating the License, Supply and Distribution Agreement dated August 4, 2007 (the “License Agreement”) between Triax and Senetek.

Recitals:	• On or about August 4, 2007, Senetek and Triax entered into the License Agreement relating to a compound developed by Senetek known as Pyratine 6 (the “Product”).

• Certain disputes have arisen under the License Agreement.

•         The parties desire to settle any and all disputes that have arisen between them, including without limitation with respect to the License Agreement, and to terminate the License Agreement on the terms and conditions below.

Settlement Terms:

•         Termination of Agreement. The License Agreement shall be automatically terminated without further action on the part of any of the parties when (i) this Settlement Agreement has been executed by all parties, (ii) the letter agreement between Triax and Senetek has been executed and delivered by each party (iii) the Agreement between Senetek and a certain Triax related entity has been executed and delivered by each party (iv) Senetek has received a letter of indemnification from a certain Triax related party, (v) all other related agreements have been executed and delivered, (vi) Triax has provided to Senetek all of the materials required under “Additional Triax Responsibilities” below and Senetek has provided written confirmation to Triax regarding its satisfaction with such materials, and (vii) Senetek has received the payments provided for under “Consideration” and under the first sentence of “Accounts Receivable” below. The date on which all of these conditions shall have been satisfied is referred to as the “Termination Date”.

•         No Further Obligations. Except as set forth in this Settlement Agreement, as of the Termination Date the parties hereto shall have no further rights and obligations with respect to the License Agreement and the License Agreement shall terminate and be of no further force or effect.

•         Consideration. On or before the Termination Date, Triax shall pay to Senetek, by wire transfer in immediately available funds to an account designated in writing by Senetek, the sum of $975,000 (the “Settlement Sum”) in full and final settlement of all claims against Triax, certain Triax related entities and their members, officers, directors, managers and other related parties related to any disputes, claims or causes of action, whether known or unknown, arising under the License Agreement, other than any such claims as may arise in relation to the performance of the parties’ respective obligations under this Settlement Agreement.

•         Termination of License. On the Termination Date, all licenses under the Intellectual Property (as defined in the License Agreement) granted to Triax pursuant to the License Agreement shall terminate and all rights under each such license shall revert to Senetek.

•         Return of Inventory; Promotional Materials; Confidential Data; Non-Use of Formulations. Triax shall promptly provide Senetek a Product Inventory count and all remaining Product Inventory in possession of Triax shall be transferred to Senetek within 7 business days following the Termination Date. Triax shall return all unused promotional materials in its possession directly to Senetek at the address set forth in the recitals above within 7 business days following the Termination Date. Senetek shall be responsible for all documented direct costs incurred in connection with the transfer and/or return of the Product Inventory and promotional materials and shall either pay directly or reimburse Triax for such costs within 7 business days following receipt of an invoice for same, Triax shall use commercially reasonable efforts to obtain the return of all Product Inventory (excepting the 2,036 units to be destroyed at an official reclamation center as provided under “Additional Triax Responsibilities” below) and promotional materials relating to the Product held by sales personnel presently or formerly employed or retained by Triax (“Sales Personnel”), such commercially reasonable efforts to include but not be limited to Triax conditioning payment of any severance or like payments to discharged Sales Personnel to the return of all such Product Inventory and Promotional Materials to Senetek. Triax shall also return to Senetek of all confidential data provided to Triax by or on behalf of Senetek including, but not limited, to clinical studies, profilometry data, assay methods, assays, patent applications, before and after photos and product formulations; provided however that Triax may retain one (1) copy of such confidential data for archival purposes and to ensure compliance with this Agreement. Triax hereby acknowledges and agrees that it may not use or employ (and will not use or employ after the date of this Settlement Agreement) the specific formulations (not generally available to the public) for any non prescription or non-monograph OTC creams or lotion that were provided by Senetek or provided by Allure Cosmetics on behalf of Senetek.

•         Trade Accounts. Within 7 business days following the Termination Date, Triax shall provide Senetek with a list of all trade accounts to which sales of Product were made prior to the Termination Date, which list shall include all such identifying information (i.e., account name, address, phone, fax, email, contact individual etc.) as Triax may have in its possession or that it may reasonably obtain without undue effort or expense. Triax will also use commercially reasonable efforts to obtain and to provide to Senetek within such 7 business day period all other trade account information in the possession of Triax or any current or discharged Sales Personnel, including without limitation any call cards or similar materials or lists detailing visits or other communications with physicians or other potential customers for Pyratine 6.

•         Additional Triax Responsibilities. Triax shall provide to Senetek each of the following: (i) a copy of the purchase orders for Pyratine-6; (ii) the shipping documents for all of the “sample” units; (iii) a statement from Rx Crossroads that no product was shipped outside of the

US; (iv) a breakdown by sales representative of “sample” units returned to Rx CrossRoads and (v) written confirmation by Stericyle, the Reclamation Center utilized by Rx CrossRoads) that the 2,036 units being returned by Sales Personnel are destroyed. As of the date hereof, Senetek acknowledges having received the documents from Triax set forth in clause (i) and (ii) and a statement from Rx Crossroads as provided in clause (iii) above and acknowledges that the conditions expressed in clauses (i), (ii) and (iii) have been satisfied. Triax hereby represents and warrants to Senetek that the purchase orders, bills of lading and shipping documents that have been provided to Senetek as of the date hereof represent all of such documents as were in Triax’s possession or control that could be located after due inquiry by Triax.

•         Triax Labeled Product. Senetek is hereby granted a non- exclusive royalty free license (without the right to sublicense) for twelve (12) months from the Termination Date to use the Triax Aesthetics name, logo and design solely in connection with the sale and marketing of the Product in the Territory (as defined in the License Agreement). (the “License Period”).

•         Additional Representations and Warranties. Triax hereby represents and warrants to Senetek that neither Triax nor any of its affiliates, officers, directors, employees or agents (“Triax Related Parties”) have transferred, distributed or otherwise made available to any person any “Senetek Confidential Information” (as such term is defined in the License Agreement) in violation of the terms of the License Agreement, including by way of example and not limitation, Section 5.1 thereof. In furtherance (and not in limitation) of the foregoing representation, Triax hereby represents and warrants that neither Triax, nor any Triax Related Party have transferred, distributed or otherwise made available Senetek Confidential Information (including, by way of example and not limitation, any test data (except what has been published and made publicly available) or any product formulation information) in violation of the License Agreement to Obagi Medical Products (or any of its affiliates, officers, directors, employees or agents) (collectively “Obagi”) and that deliveries to Obagi by or on behalf of Triax or any Triax Related Party relating to, or in connection with Pyratine-6 or the Product were limited to the delivery to Obagi of Product, as follows - 24 units of creme and 24 units of lotion delivered on or about February 13, 2008. Triax further represents and warrants to Senetek that neither Triax nor any Triax Related Party dispatched or conducted any correspondence (whether in physical or electronic form) to or with Obagi regarding Pyrantine-6 or the Product, it being understood that Triax and/or Triax Related parties had correspondence relating to a potential sub-license of the Product by Triax to Obagi, which such correspondence did not include or contain any Senetek Confidential Information. Senetek hereby represents and warrants to Triax that, as of the date of this Settlement Agreement, neither Senetek nor any its affiliates, officers, directors, employees or agents has actual knowledge of any transfer or distribution of Senetek Confidential Information by Triax or any Triax Related Party in violation of the License Agreement.

•         Lumeris Trademark License. Senetek is hereby granted a non-exclusive limited license (without the right to sublicense) to the “Lumeris” trademark (the “Lumeris License”) for use solely in connection with sales of the Product in the Territory during the License Period. Upon expiration of the License Period, Senetek upon written notice to Triax, may extend the term of the Lumeris License which license shall, during the extended term, bear a royalty of $250,000 per quarter payable on the first day of each calendar quarter following the scheduled expiration of the License Period. In the event Senetek fails to extend the Lumeris License, the Lumeris License shall be automatically terminated without further action by Triax and all rights granted thereunder shall revert to Triax.

•         Assumption of Liability. From and after the date hereof, but conditional on the Termination Date occurring, Senetek agrees to assume all liability relating to the Product and shall indemnify and hold harmless Triax from and against to same. Triax hereby represents and warrants to Senetek that to its knowledge after reasonable inquiry, and except as set forth on Schedule 1 to this Settlement Agreement, there are no actions, claims, suits or proceedings arising out of or related to the Product or its distribution either pending or threatened and that all liabilities relating to the Product are commercial liabilities in respect of sales of the Product arising in the ordinary course of business under the License Agreement. For avoidance of doubt, it is understood and agreed that: (i) all expenses relating to the offer, sale and distribution of the Product prior to the date hereof (including but not limited to advertisements, branding, PR and storage)

and (ii) all payroll amounts, benefits, remuneration or other obligations (including any severance or similar payments) owed to any Sales Personnel or other employee, consultant, agent or adviser to Triax are solely and exclusively the responsibility of Triax and Triax shall indemnify and hold harmless Senetek from and against any and all such amounts, claims, costs or expenses.

•         Transition Obligation. Triax agrees to cooperate with Senetek, as reasonably requested by Senetek, in transitioning the Product from Triax to Senetek for a period from the Termination Date through June 30, 2008 (the “Transition Period”).

•         Transition Services. Until the earlier to occur of (i) expiration of the Transition Period or (ii) such time as Senetek has either (A) entered into a Distribution Agreement with Rx Crossroads or such other third party logistics provider to warehouse and distribute the Product or (B) established its own distribution and warehouse facility, Triax shall use reasonable efforts to cause Rx Crossroads to continue to warehouse and distribute the Product and perform such other services set forth in the Rx Crossroads agreement between Triax and Rx Crossroads on behalf of Senetek in a manner consistent with past practices and the terms of the Rx Crossroads Agreement. In addition, during the Transition Period Triax shall refer all inquiries received by it regarding Pyratine 6 to Senetek at its main number (707) 226-3900. Senetek shall be responsible for and reimburse Triax for all direct out-of-pocket costs incurred by Triax in performing these transition services including all amounts paid by Triax to Rx Crossroads related to the Product, and shall pay to Triax all amounts due for these transition services within ten (10) days of the receipt by Senetek of an invoice from Triax specifying the costs incurred in reasonable detail.

•         Unless previously transferred, within 5 business days after the execution of this Settlement Agreement Triax shall: (i) transfer to Senetek the Pyratine 6 website at http://www.pyratine-6.com/ (ii) take all commercially reasonable steps required of Triax to transfer the toll free 877 number for the Product to Senetek, it being understood and acknowledged by Senetek that such customer service number is owned by RxCrossroads under the RxCrossroads Agreement and (iii) provide an accounting for the distribution of the “silver box” samples.

•         Accounts Receivable. All cash arising from the sale of the Product (to the extent not previously paid by Triax to Senetek) received by Triax prior to the Termination Date shall be paid to Senetek on the Termination Date. All Accounts Receivable for sales of Product prior to the Termination Date shall be for the account of and owned by Senetek. Any cash proceeds received by Triax from sales of Product following the Termination Date shall be held in trust for and promptly remitted to Senetek. The parties shall provide written notice to all customers of the transfer of Product and Accounts Receivable from Triax to Senetek.

•         No Admission. No admission of liability shall be deemed to be made by any party in connection with the License Agreement or the performance thereunder as a result of the execution, delivery or performance of this Settlement Agreement.

•         Mutual Release of Claims. Each of Senetek and Triax hereby release the other and their respective members, shareholders, managers, officers, directors and employees from any and all claims (whether know or unknown), liabilities, causes of action, defenses or counterclaims related to any disputes between them which have been or could be asserted. The foregoing releases are binding upon and inure to the benefit of Senetek and Triax and to their respective successors and permitted assigns, as the case may be.

• Press Release. Senetek shall issue a Press Release substantially in the form set forth as Appendix 1 upon execution of this Settlement Agreement.

•         Non-Disparagement. Triax, and its respective affiliates each agree not to make any negative or disparaging remarks with respect to the Product, provided however that this shall not prevent Triax, or any of its respective affiliates from making general superiority claims for their own products in accordance with applicable laws and aggressively market and promote their respective products. Notwithstanding the proviso in the immediately preceding sentence, none of Triax or any of its respective affiliates shall make any superiority claim of any type for any of their existing or future topical non-monograph products or preparations (including cosmetics and cosmoceuticals but excluding prescription drugs and OTC drugs which require a monograph) whether owned or licensed, in connection with or in comparison to Pyratine 6 or any product incorporating

Pyratine 6 now or in the future marketed, sold or distributed by Senetek or any of its licensees (whether or not Pyratine 6 is specifically named in any such statement or claim), orally, in writing or otherwise. Triax on the one hand and Senetek on the other hand hereby further agree that neither party shall directly or indirectly disparage (or direct any other person to disparage) the name or reputation of the other party or any of its affiliates including but not limited to any officer, director, member, manager, employee or shareholder.

•         Non-Compete. For a period of two (2) years from the Termination Date (the “Restricted Period”), neither Triax nor any of its affiliates shall market, sell or distribute any topical non monograph product (which includes cosmetics and cosmoceuticals but excludes prescription drugs and OTC Drugs which require a monograph) for use (i) in reducing the appearance of fine lines and wrinkles or for anti-aging purposes or (ii) for acne rosacea. The foregoing restrictions shall be of no further force or effect and shall not apply in the event that Triax is acquired (whether by merger or otherwise) by an entity which, at the time of such acquisition has a product or product line which may directly or indirectly compete with the Product or which are used in reducing the appearance of fine lines or wrinkles, anti-aging purposes or acne rosacea. The restrictions set forth in (i) and (ii) above shall also not apply to (A) any prescription or monograph OTC product or product line that is acquired or marketed by Triax, or any of their affiliates which may directly or indirectly compete with the Product or which is used in reducing the appearance of fine lines or wrinkles, anti-aging purposes or acne rosacea or (B) any topical non monograph product or product line (to include cosmetics or cosmoceuticals but excludes prescription drugs and OTC drugs where a monograph is required) that is acquired by Triax or any of its affiliates (including any stock, asset or merger acquisition of an entity or any part of any entity) which may directly or indirectly compete with the Product or which are used in reducing the appearance of fine lines or wrinkles, anti-aging purposes or acne rosacea provided however that in connection with an acquisition described in (B) above, Triax certifies to Senetek that: (x) the acquired product or product line is an ancillary part of the acquisition and (y) revenue (and projected revenue for the balance of the Restricted Period) constitutes (and is projected to constitute) 50% or less than the annual revenue (and projected revenue) of the acquired product or product line (or any entity that owns such product or product line).

•         Triax Operations. Triax will discontinue the use of the “Triax Aesthetics” name for all purposes within one (1) year from the Termination Date except as may be required by applicable law or to comply with the terms of this Settlement Agreement.

•         Approvals and other General Provisions. Senetek on the one hand and Triax on the other hereby represents and warrants to, and agrees with the other that: (i) all requisite approvals for the due execution, delivery, and performance of this Settlement Agreement have heretofore been obtained, (ii) the execution, delivery and performance of this Settlement Agreement does not and will not violate any outstanding material obligation to which such party or any of its properties is bound, (iii) the execution, delivery and performance of this Settlement Agreement does not violate any law, or to the knowledge of such party any order, rule or regulation to which such party or any of its properties is bound, (iv) this Settlement Agreement is binding upon and enforceable against such party in accordance with its terms, except where equitable principles may otherwise require, (v) the terms of this Settlement Agreement hereby supersede any oral or written agreements heretofore entered into between Senetek on the one hand and Triax or Triax Pharma on the other hand, (vi) this Settlement Agreement may only be amended by a written agreement executed by each party (vii) this Settlement Agreement (and the rights and obligations hereunder) may not be assigned without the express written consent of the other parties hereto provided however that either party may assign this Settlement Agreement without the consent of the other party to any successor by merger, consolidation, sale of stock or equity interests or sale of all or substantially all of the assets of such party. (viii) except as specifically provided herein, no third party is or shall be a beneficiary of this Settlement Agreement, (ix) that it has not assigned or otherwise transferred (and will not assign or otherwise transfer) any claim released by such party hereunder. and (x) this Settlement Agreement contains the entire agreement of the parties hereto with respect to the termination of the License Agreement and the respective rights and obligations of the parties in relation thereto, other than those matters which are subject to letter agreements of even date herewith between Triax and Senetek and between Senetek and certain related parties.

• Governing Law. This Settlement Agreement shall be governed by the laws of the State of New York applicable to contracts entered into and to be performed entirely within the State of New York.

AGREED AND ACCEPTED THIS 26th DAY OF JUNE 2008:

SENETEK PLC		TRIAX AESTHETICS, LLC.

By:	/s/ William O’Kelly	By:	Michael J. Lerner
Name: William O’Kelly		Name: Michael J. Lerner
Title: Chief Financial Officer		Title: Authorized Signatory

Date:		Date:

Appendix 1

Form of Press Release

Senetek announced today that it has reached an agreement to terminate its marketing agreement with Triax Aesthetics LLC (“Triax”) for Pyratine 6 on most favorable terms. These terms include the return of $1,125,000 in cash from Triax and a service provider, return of all intellectual property, product inventory and promotional materials, access and ownership of all accounts opened, remittance of $[XXX,XXX] for all proceeds of product sales through the agreement termination date, rights to use the Triax Aesthetics name for one year in conjunction with sales of existing packaged product inventory ; and a non-competition agreement from Triax and certain related parties prohibiting them from selling any topical non monograph products used for antiaging purpose and/or in connection with acne rosacea for a period of two years.

A spokesperson for Triax Aesthetics commented “We sincerely believe that Pyratine-6 is a product with significant advances over the competition in the marketplace. We agreed with Senetek that there are better candidates for the distribution of this product. We will do everything possible to help make Pyratine-6 a continued success.”

Schedule 1

Schedule of Exceptions to Representation Regarding Liabilities

None.